Exhibit 5.1

353 N. CLARK STREET CHICAGO, IL 60654-3456

August 7, 2017

General Motors Company

300 Renaissance Center

Detroit, Michigan 48265-3000

Re:	$500,000,000 Floating Rate Senior Notes due 2020

$750,000,000 4.200% Senior Notes due 2027

$1,000,000,000 5.150% Senior Notes due 2038

$750,000,000 5.400% Senior Notes due 2048

Ladies and Gentlemen:

We have acted as special counsel to General Motors Company, a Delaware corporation (the “Company”), in connection with the Company’s offering of $500,000,000 in aggregate principal amount of Floating Rate Senior Notes due 2020 (the “Floating Rate Notes”), $750,000,000 in aggregate principal amount of 4.200% Senior Notes due 2027 (the “2027 Notes”), $1,000,000,000 in aggregate principal amount of 5.150% Senior Notes due 2038 (the “2038 Notes”) and $750,000,000 in aggregate principal amount of 5.400% Senior Notes due 2048 (the “2048 Notes” and, together with the Floating Rate Notes, the 2027 Notes and the 2038 Notes, the “Notes”) pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-215924) filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 7, 2017 under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, the “Registration Statement”) in an underwritten public offering pursuant to an underwriting agreement dated August 2, 2017 (the “Underwriting Agreement”) among the Company and Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC as representatives of the several underwriters named in Schedule I thereto. The Notes are to be issued as separate series of debt securities pursuant to the Indenture dated as of September 27, 2013 (the “Base Indenture”) between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as amended and supplemented by the Fourth Supplemental Indenture dated as of August 7, 2017 between the Company and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, each as amended and supplemented, the “Indenture”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (a) the certificate of incorporation and bylaws of the Company, each as amended to date; (b) certain minutes and records of corporate proceedings of the Company; and (c) the Registration Statement and exhibits thereto.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have relied, to the extent we deemed appropriate and without independent verification, upon (i) statements and representations of officers and other

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August 7, 2017

representatives of the Company and others as to certain factual matters, (ii) certificates or comparable documents of public officials and (iii) factual information we have obtained from such other sources as we have deemed reasonable.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations set forth in this letter, we are of the opinion that, when the Notes have been executed, issued and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Notes will constitute legal, valid and binding obligations of the Company.

In connection with the opinion expressed above, we have assumed that the Indenture and the Notes are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company). We have also assumed that the execution of, delivery of and performance of obligations under the Indenture and the Notes by each party thereto (i) are within its corporate powers, (ii) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official and (iv) do not contravene, or constitute a default under, any provision of applicable law or public policy or result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) other commonly recognized statutory and judicial constraints on enforceability, including, without limitation, statutes of limitations.

Our advice on every legal issue in this letter is based exclusively on (i) the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and (ii) New York law with respect to the Notes offered under the Indenture. Our advice represents our opinion as to how such issue would be resolved were it to be considered by the highest court in the jurisdiction that enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

This opinion is given on the basis of the statutory laws and judicial decisions in effect, and the facts existing, as of the date hereof. We have not undertaken any obligation to advise you of changes in matters of fact or law which may occur after the date hereof.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Notes nor do we express any opinion regarding the Securities Act or any other federal securities laws or regulations. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to the Company in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon by the Company for any other purposes.

August 7, 2017

We hereby consent to the filing of this opinion as Exhibit 5.1 to a report on Form 8-K filed by the Company on or about the date hereof and further consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement and the prospectus supplement relating to the Notes that forms a part thereof. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Jenner & Block LLP
Jenner & Block LLP